UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2026

Everus Construction Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-42276	99-1952207
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

1730 Burnt Boat Drive
Bismarck, North Dakota 58503
(Address of principal executive offices)
(Zip Code)
(701) 221-6400
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ECG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.
On September 1, 2026, Everus Construction Group, Inc. (the "Company") entered into a First Amendment (the "First Amendment") to the Credit Agreement, dated October 31, 2024, by and among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other financial institutions from time to time party thereto (the “Original Credit Agreement” and together with the First Amendment, the "Credit Agreement").
Pursuant to the First Amendment, the Original Credit Agreement was amended to, among other things, (a) refinance the initial senior secured first lien term loans outstanding, together with interest, under the Original Credit Agreement (the "Original Term Loans") in full; (b) increase the Original Term Loans by an aggregate principal amount of $200.0 million for a total aggregate principal amount of $477.5 million (the "2026 Refinancing Term Loans"); (c) refinance the initial senior secured first lien revolving credit commitments outstanding under the Original Credit Agreement (the "Original Revolving Credit Commitments") in full; and (d) increase the Original Revolving Credit Commitments by an additional $125.0 million for a total aggregate commitment of $350.0 million (the "2026 Refinancing Revolving Credit Commitments"). Any outstanding portion of the $50.0 million aggregate letter-of-credit sublimit under the Original Revolving Facility will be deemed outstanding under the 2026 Refinancing Revolving Credit Commitments.
In addition, the First Amendment provides more favorable pricing terms to the Company such that borrowings under the Credit Agreement now bear interest, at the Company’s option, at an annual rate equal to (a) adjusted term Secured Overnight Financing Rate, defined in a customary manner (“Term SOFR”) plus an applicable rate of 1.75% to 2.50% (previously 2.00% to 2.75% under the Original Credit Agreement) based on the Company's consolidated total net leverage ratio (as defined in the Credit Agreement), or (b) the base rate (determined by reference to the highest of (x) the prime rate, (y) the greater of (i) the federal funds effective rate and (ii) the overnight bank funding rate, in each case, plus one-half of 1.00% and (z) the one-month adjusted Term SOFR rate plus 1.00% per annum, subject to customary floors (clauses (x) through (z), the “Base Rate”)) plus an applicable rate of 0.75% to 1.50% (previously 1.00% to 1.75% under the Original Credit Agreement) based on the Company’s consolidated total net leverage ratio. Undrawn commitment fees under the revolving credit facility range from 0.25% to 0.40% (previously 0.30% to 0.45% under the Original Credit Agreement) based on the Company’s consolidated total net leverage ratio.
The proceeds from the 2026 Refinancing Term Loans were made available to the Company, (a) to refinance the Original Term Loans, (b) to fund the Company's previously announced acquisition of Epsilon Industries (the "Epsilon Acquisition"), (c) to pay fees and expenses related thereto and (d) for working capital and other general corporate purposes.
The proceeds of any borrowings under the 2026 Refinancing Revolving Credit Commitments are expected to be used by the Company and its restricted subsidiaries for general corporate purposes, including the Epsilon Acquisition, acquisitions, restricted payments and other permitted investments, and/or for other purpose not prohibited by the Credit Agreement.
In connection with the First Amendment, the Company paid certain customary fees.
Except as described above, the other material terms of the Credit Agreement are substantially the same as the Original Credit Agreement.
The foregoing summary of the First Amendment does not purport to be complete and is subject to and is qualified in its entirety by reference to the First Amendment.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure set forth above under Item 1.01 is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERUS CONSTRUCTION GROUP, INC.

Date: September 8, 2026	By:	/s/ Maximillian J Marcy
		Name:	Maximillian J Marcy
		Title:	Vice President, Chief Financial Officer and Treasurer
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